Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statement (No. 333-139180) on Form S-8 of Susser Holdings Corporation of our report dated February 4, 2008, with respect to the consolidated balance sheets of TCFS Holdings, Inc. and subsidiaries as of November 4, 2006 and November 3, 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended November 3, 2007, which report appears in the Form 8-K of Susser Holdings Corporation dated April 29, 2008.

//KPMG LLP//

Dallas, Texas

April 29, 2008